EXHIBIT 99.1

Crown Media Holdings Announces Operating Results

for First Quarter of 2008

STUDIO CITY, CA – May 7, 2008 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter ended March 31, 2008.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the first quarter of 2008 increased 32% to $70.6 million, from $53.6 million in the prior year’s first quarter. The Company experienced an increase of 23% in advertising revenues to $56.4 million and an 85% increase in subscriber fee revenues to $13.9 million.

•                  Continued subscriber increase.  Hallmark Channel subscribers increased 11% by approximately 8.0 million to 84.2 million as of March 31, 2008, from 76.2 million subscribers as of March 31, 2007.

•                  Successful renewal of distribution agreements.  During the first quarter of 2008, the Company reported renewing its distribution agreements with Time Warner and DIRECTV.  Subsequent to the end of the quarter, Crown Media announced the renewal of its distribution agreement with Cablevision.

•                  Record ratings.  For the first quarter of 2008, Hallmark Channel delivered its highest rated first quarter, and its second highest quarter for household delivery in the network’s history.  The channel maintained its position as a top-ten rated cable channel, ranking seventh in Prime Time with a 1.2 household rating and tenth in Total Day with a 0.7 household rating among all 73 ad-supported cable networks according to Nielsen.

•                  Popular original programming.  The Company’s ratings success in the first quarter was fueled in part by the popularity of the Company’s original programming.  During the first quarter Hallmark Channel premiered seven original movies which averaged a record-high household rating of 2.3 as compared to an average household rating of 2.0 for all of the original movie premieres in 2007.

 “The first quarter of 2008 was an operating success as well as a financial success,” noted Henry Schleiff, President and CEO of Crown Media.  “We have now completed the renewals of all of our major distribution agreements on favorable terms which are reflected in the growth of our subscriber license fees.  Our programming continues to earn record ratings, which we are increasingly monetizing, as our advertisers recognize the value of the Hallmark brand and the appeal of our programming to the baby-boomer audience, which is growing in size and buying power.”

“Last month we entered a new chapter in our history with the launch of the high definition version of Hallmark Movie Channel.  Continued programming success, realization of more favorable subscriber license fees, and a strong advertising market should have a positive impact on results for 2008.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $70.6 million for the first quarter of 2008, a 32% increase from $53.6 million for the first quarter of 2007. Subscriber fee revenue increased 85% to $13.9 million, from $7.5 million in the prior year’s quarter as a result of higher net effective rates on average, primarily due to a decrease in subscriber acquisition fees applied against revenue and contractual rate increases in renewed distribution agreements.  The number of paying subscribers has also increased as a result of previously amended distribution agreements. Advertising revenue increased 23% to $56.4 million during the quarter, from $46.0 million in the first quarter of 2007, reflecting the growth in subscribers and an increase in advertising rates.

For the first quarter of 2008, cost of services decreased 23% to $38.9 million from $50.8 million during the same quarter of 2007. Within cost of services, programming expenses decreased 11% quarter over quarter to $35.4 million, following the December 31, 2007, expiration of our programming agreement with NICC, offset in part by the Company’s licensing Hallmark Hall of Fame movies under an agreement, which was entered into during 2008 and covers a 10-year exhibition window.

Subscriber acquisition fee amortization expense was $0 in the first quarter of 2008 versus $7.8 million in the same period of 2007. Subscriber acquisition fee amortization expense decreased 100% as all of the expense was netted against revenue during the three months ended March 31, 2008. Other cost of services and amortization of our capital lease increased 7% from $3.2 million to $3.5 million for the first quarter of 2008, primarily due to miscellaneous incremental increases.

Selling, general and administrative expenses decreased to $13.5 million for the quarter ended March 31, 2008, from $14.2 million in the year earlier period primarily due to an $806,000 decrease in compensation expense related to our share-based obligations. Marketing expenses of $6.4 million for the quarter ended March 31, 2008, increased from $4.2 million for the quarter ended March 31, 2007. The Company held two marketing promotions for movies in the first quarter of 2008 as compared to one promotion in the first quarter of 2007.

Adjusted EBITDA was $14.5 million for the first quarter of 2008 compared to an Adjusted EBITDA loss of $5.1 million for the same period last year. Cash provided by continuing operating activities totaled $306,000 for the first quarter of 2008 compared to cash used in continuing operating activities of $12.8 million for the same period last year.  The net loss for the quarter ended March 31, 2008, totaled $14.7 million, or $0.14 per share, compared to $40.2 million, or $0.38 per share, in the first quarter of 2007.

Conference Call and Webcast to be Held Wednesday, May 7th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the first quarter of 2008.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “First Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, May 7th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 61569165.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to approximately 84 million subscribers.  The program service is distributed through 5,450 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Total Day and Prime Time household ratings and is the nation’s leading network in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2007.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses.. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected First Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure related to the amortization of subscriber acquisition costs, which were significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:
Investors and Press	Media
Mindy Tucker	Nancy Carr
IR Focus	Crown Media
914.725.8128	818.755.2643
mindy@irfocusllc.com	nancycarr@hallmarkchannel.com

Crown Media Holdings, Inc.

Selected First Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Subscriber fees	$13,853	$7,495
Advertising	56,348	45,850
Advertising by Hallmark Cards	75	148
Other revenue	288	79
Total revenue	70,564	53,572
Cost of services:
Affiliate programming	394	5,562
Non-affiliate programming	35,011	34,130
Subscriber acquisition fee amortization	—	7,848
Amortization of capital lease	289	289
Other cost of services	3,180	2,948
Total cost of services	38,874	50,777
Selling, general & administrative expenses	13,461	14,193
Marketing expense	6,398	4,212
Depreciation and amortization	432	497
Loss from operations before interest expense	11,399	(16,107)
Interest expense	(26,114)	(24,101)
Net loss	$(14,715)	$(40,208)
Net loss per share	$(0.14)	$(0.38)
Weighted average shares outstanding	104,740	104,788

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of March 31,	As of December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$3,046	$1,974
Accounts receivable, less allowance for doubtful accounts of $208 and $242, respectively	68,010	68,603
Program license fees - affiliates	400	166
Program license fees - non-affiliates	112,273	119,523
Prepaid and other assets	4,297	4,478
Prepaid program license fee assets	14,935	8,361
Total current assets	202,961	203,105
Program license fees - affiliates	2,670	653
Program license fees - non-affiliates	119,096	129,268
Subscriber acquisition fees, net	4,419	3,333
Property and equipment, net	15,597	15,962
Goodwill	314,033	314,033
Prepaid and other assets	9,081	9,887
Total assets	$667,857	$676,241

	As of March 31,	As of December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$23,530	$25,255
Audience deficiency reserve	15,451	15,620
Accrued restricted stock units	5,978	4,609
License fees payable to affiliates	3,258	1,628
License fees payable to non-affiliates	101,979	107,749
Payables to affiliates	16,720	18,951
Credit facility and interest payable	26,794	19,583
Company obligated mandatorily redeemable preferred interest	5,000	—
Other current liabilities	4,891	5,979
Total current liabilities	203,601	199,374
Accrued liabilities	16,581	18,056
License fees payable to non-affiliates	48,963	56,521
Payables to affiliates	2,556	4,041
Credit facility	45,000	50,000
Line of credit and interest payable to HC Crown	103,456	101,360
Line of credit and interest payable to Hallmark Cards affiliate	59,062	57,868
Note and interest payable to Hallmark Cards affiliate	162,030	158,753
Note and interest payable to Hallmark Cards	17,429	22,075
Senior unsecured note to HC Crown, including accrued interest	637,033	621,266
Company obligated mandatorily redeemable preferred interest	14,315	18,690
Other liabilities	18,467	19,232
Obligation to NICC for the repurchase of Class A common stock, extinguished January 2, 2008, $.01 par value; 0 and 4,357,066 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	0	32,765
Total liabilities	1,328,493	1,360,001
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 and 69,760,588 shares issued and outstanding as of March 31, 2008, and December 31, 2007, respectively	741	698
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both March 31, 2008, and December 31, 2007	307	307
Paid-in capital	1,449,087	1,411,291
Accumulated deficit	(2,110,771)	(2,096,056)
Total stockholders’ deficit	(660,636)	(683,760)
Total liabilities and stockholders’ deficit	$667,857	$676,241

Crown Media Holdings, Inc.

Selected First Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended March 31,
	2008	2007

Net loss	$(14,715)	$(40,208)
Subscriber acquisition fee amortization expense	664	8,830
Depreciation and amortization	721	786
Certain other cost of services	339	—
Interest expense	26,114	24,101
Restricted stock unit compensation	1,404	1,360
Adjusted earnings before interest, taxes, depreciation and amortization	$14,527	$(5,131)

Programming and other amortization	35,101	39,692
Provision for allowance for doubtful account	(35)	330
Changes in operating assets and liabilities:
Additions to program license fees	(20,234)	(43,766)
Change to subscriber acquisition fees	(1,750)	176
Change in subscriber acquisition fees payable	1,721	(233)
Interest paid	(1,666)	(2,206)
Changes in other operating assets and liabilities, net of adjustments above	(27,358)	(1,696)
Net cash provided by (used in) operating activities	$306	$(12,834)

	Three Months Ended March 31,
	2008	2007

Net cash provided by (used in) operating activities	$306	$(12,834)

Net cash used in investing activities	(1,287)	(1,183)
Net cash provided by financing activities	2,053	5,838

Net increase (decrease) in cash and cash equivalents	1,072	(8,179)
Cash equivalents, beginning of period	1,974	13,965
Cash equivalents, end of period	$3,046	$5,786